UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2021

Milestone Scientific Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14053 (Commission File Number)	13-3545623 (IRS Employer Identification No.)

425 Eagle Rock Avenue Suite 403 Roseland, New Jersey (Address of principal executive offices)	07068 (Zip Code)

Registrant’s telephone number, including area code (973) 535-2717

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock	MLSS	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Milestone is both pleased and saddened to announce the retirement of Joseph D’Agostino, the Company’s Chief Financial Officer and Chief Operating Officer. Mr. D’Agostino, age 70, has been instrumental in overseeing treasury and cash management, strategic planning, information technology, internal controls, Sarbanes-Oxley compliance, operations, and financial and tax accounting.

The Company has hired an executive search firm to assist in the identification and selection of a new Chief Financial Officer. The Company believes its current financial and accounting team will be sufficient to support ongoing operations and financial reporting. Mr. D’Agostino will continue as an advisor to the Company.

The Company and Board of Directors appreciate Mr. D’Agostino’s outstanding leadership, tireless dedication and many significant contributions to Milestone over the years. His financial expertise and strong commitment to investors, employees and customers have been invaluable as Milestone laid the foundation to become a leader in computer-controlled local anesthesia delivery. He has helped the Company maintain the financial strength and flexibility needed to create long-term value for shareholders. Leslie Bernhard, Chairman, Leonard Osser, Interim CEO, and the rest of the Milestone team and Board wish Mr. D’Agostino and his family all the best in the years ahead.

Mr. D'Agostino had been Milestone Scientific's Chief Financial Officer since October 2008 and Chief Operating Officer since September 2011. He joined Milestone Scientific in January 2008 as Acting CFO.

In addition, as part of the Succession Plan of the Company, Leonard Osser, the Interim Chief Executive Officer of the Company, has agreed pursuant to an agreement dated April 6, 2021 (the “Succession Agreement”) to restructure certain of his existing agreements with the Company, which provide for additional and broader executive support, and at such time as he elects to step down as Interim Chief Executive Officer of the Company, to become the Vice Chairman of the Board of Directors of the Company. This commitment is expected to be for at least five (5) years.

With respect to (i) the Employment Agreement dated as of July 10, 2017 between Mr. Osser and the Company, pursuant to which upon Mr. Osser stepping down as Chief Executive Officer of the Company the Company agreed to employ him as Managing Director, China Operations of the Company (the “China Operations Agreement”), and (ii) the Consulting Agreement dated as of July 10, 2017 (the “Consulting Agreement”) between the Company and U.S. Asian Consulting Group, LLC, a company of which Mr. Osser is a principal, the compensation under the China Operations Agreement is modified to reduce the overall compensation by $100,000 to $200,000, split equally between a cash amount and an amount in shares, and the compensation under the Consulting Agreement is increased by $100,000 to $200,000, equally split between a cash amount and an amount in shares, which shares were formerly payable under the China Operations Agreement. In connection with his acceptance of the Vice Chairman position and in consideration of his services as a member of the Board and agreement to provide certain additional general consulting services, he will be granted options to purchase 2,000,000 shares of common stock, exercisable at the fair market value of the common stock on the date of grant, vesting over the five-year period after he steps down as Chief Executive Officer of the Company or ten years from the date of grant, whichever shall end first.

The Company believes that the effect of such existing agreements and the Succession Agreement, all of which relate to the period after such time Mr. Osser steps down as Chief Executive Officer of the Company, collectively expand Mr. Osser’s consulting to and support of the Company beyond its Chinese operations to also include its medical and other products, while enhancing the retention aspects of the Company’s relationship with Mr. Osser. A copy of the Succession Agreement between the Company and Mr. Osser is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the Succession Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits

Item	Description

10.1*	Succession Agreement between Mr. Leonard Osser and Milestone Scientific Inc.

* Indicates a management contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE SCIENTIFIC INC.
Dated: April 6, 2021	By:	Leslie Bernhard